EXHIBIT 21

MERITAGE HOMES CORPORATION

LIST OF SUBSIDIARIES

State of Organization	Legal Entity

Arizona	Meritage Homes of Arizona, Inc.
Arizona	Meritage Paseo Crossing, LLC
Arizona	Meritage Homes Construction, Inc.
Arizona	Meritage Paseo Construction, LLC
Arizona	Meritage Homes of Colorado, Inc.
Arizona	Meritage Homes of Florida, Inc.
Arizona	Meritage Homes of Nevada, Inc.
Arizona	MTH-Cavalier, LLC
Arizona	MTH Golf, LLC
Arizona	Meritage Homes of Texas, L.P.
Arizona	Meritage Homes of Texas GP, Inc.
Arizona	Meritage Homes of Texas LP Holding, Inc.
California	Meritage Homes of California, Inc.
California	California Urban Homes, LLC
California	California Urban Builders, Inc.
Florida	Greater Homes, Inc.
Texas	Meritage Holdings, L.L.C.
Texas	Meritage Homes Operating Company, L.P.
Texas	Hulen Park Venture, LLC